UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 23, 2023
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

500 North Shoreline, Ste. 800, Corpus Christi, Texas, U.S.A.	78401
(U.S. corporate headquarters)	(Zip Code)

1830 – 1030 West Georgia Street Vancouver, British Columbia, Canada	V6E 2Y3
(Canadian corporate headquarters)	(Zip Code)

(Address of principal executive offices)

(361) 888-8235
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	UEC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐
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Item 7.01         Regulation FD Disclosure

On May 23, 2023, Uranium Energy Corp. (the “Company” or “UEC”) issued a news release announcing that it has selected SLR Consulting (Canada) Ltd. (“SLR”) and Wood (Canada) Ltd. (“Wood”) to conduct an S-K 1300 Initial Assessment Economic Study (“S-K 1300 IAES”) for the Company’s 100% owned Roughrider Project (the “Project or “Roughrider”). Additionally, the Company has selected Canada North Environmental Services (“CanNorth”) to conduct environmental baseline work for the Roughrider Project.

The planned development work at the Roughrider Project will benefit from the prior work of former owner Rio Tinto including a thorough technical, community engagement and an environmental assessment and review process, albeit no longer current, with the Saskatchewan Ministry of Environment. (1)

●	SLR has been selected to lead the Company’s S-K 1300 IAES for the Project due to their experience in successfully advancing top tier uranium projects in the prolific Athabasca Basin.

●	The S-K 1300 IAES will focus on the capital and operating costs, construction and production schedule of the Roughrider Project through identified options and opportunities.

●	Wood has been selected to design a uranium processing facility and to compare against potential UEC toll milling options with third parties – see Figures 1 and 2 below.

●
CanNorth has started the baseline studies at the Roughrider Project. Previously, CanNorth was retained by Rio Tinto to conduct comprehensive environmental and heritage baseline investigations to thoroughly assess the environmental impact of the Roughrider Project and to prepare for future licensing and regulatory requirements. (1)

●	CanNorth is one of the largest environmental service providers in Western Canada and is 100% owned by Kitsaki Management Limited Partnership, the business arm of the Lac La Ronge Indian Band.

●	Helicopter support is being provided by Aberdeen Helicopters Ltd., which is 100% owned and operated by a member of Tri-River Métis Association and is in partnership with Athabasca Catering Ltd.

●	The Project has access to all-weather roads and power infrastructure. There is an airport accessible to the public at Points North Landing six kilometres from the deposit area.

●
Low carbon intensity design options will be utilized. There are high-voltage transmission lines, which brings hydro-electric generated power within 20 km of the Roughrider Project site, which will enable comparably low carbon production of uranium.

●
Total Project resources are 27.8 million lbs. U3O8 in 389,000 tonnes grading 3.25% U3O8 in the Indicated category and 36.0 million lbs. U3O8 in 359,000 tonnes grading 4.55% U3O8 in the Inferred category. (2)

Amir Adnani, President and CEO, stated: “Prior owners of Roughrider, Hathor and Rio Tinto, did not have the benefit of the regional scale and portfolio that UEC has created by acquiring UEX and the exciting resource-stage and growth-oriented projects in Christie Lake, Horseshoe Raven and Hidden Bay. This allows us to evaluate and explore both the potential at Roughrider in addition to regional synergies for a hub-and-spoke model. As a result, UEC will be evaluating all uranium processing options, along with a build versus potential toll processing options given the close proximity to two existing mills.”

James Hatley, VP Production, Canada, stated: “UEC has several operational configurations to consider during this project assessment stage. In addition to the S-K 1300 IAES and environmental studies, our exploration team is planning further resource delineation to upgrade the mineral resources, complete geotechnical drilling and brownfields exploration of existing trends. In parallel with the drill program, our team will establish a site presence and conduct additional community engagement. UEC is assessing the historical work completed at Roughrider by Rio Tinto which substantially reduces our development timeline and costs.”

(1) Rio Tinto – Roughrider Advanced Exploration Program, 2013-2014, https://publications.saskatchewan.ca/#/categories/115

(2) Item 1302 of Regulation S-K1300 Technical Resource Summary Report (the “TRS”) prepared in accordance with S-K 1300 and was filed on May 2, 2023 with the Securities and Exchange Commission (“SEC”) through EDGAR on Form 8-K and is also available on SEDAR as a “Material Document” filed on May 2, 2023. The TRS was prepared on behalf of the Company by SRK Consulting (UK) Ltd.

About the Roughrider Uranium Project

The Roughrider Project is a conventional uranium project located in the eastern Athabasca Basin of northern Saskatchewan, Canada; one of the world’s premier uranium mining jurisdictions; see Figure 1. The Project is located approximately 13 kilometres west of Orano’s McClean Lake Mill, in close proximity to UEC’s existing Athabasca Basin properties; see Figure 2. The depth to mineralization at the Project is approximately 200 metres and hosted primarily in the basement rocks below the unconformity.

Figure 1 – UEC’s Eastern Athabasca Projects

Figure 2 – Roughrider Project and Nearby UEC Projects

A copy of the news release is attached as Exhibit 99.1 hereto.

Item 9.01         Financial Statements and Exhibits

(d)                  Exhibits

Exhibit	Description
99.1	News Release dated May 23, 2023.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANIUM ENERGY CORP.

DATE: May 23, 2023.	By:	/s/ Pat Obara
Pat Obara, Secretary and Chief Financial Officer

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